FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

January 26, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is January 26, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that it has closed the bought-deal brokered private placement of 9,971,850 units for gross proceeds of $10,470,443.

Item 5.	Full Description of Material Change

The Issuer reports that it has closed its previously announced bought deal private placement financing through the issuance of 9,971,850 units (the "Units") at a price of $1.05 per Unit for total gross proceeds to the Issuer of $10,470,443 (the "Offering"). Each Unit is comprised of one common share of the Issuer and one-half of one common share purchase warrant, each whole warrant entitling the holder to purchase one common share of the Issuer at a price of $1.65 per share until July 26, 2011.

The Offering was completed by a syndicate of underwriters led by Macquarie Capital Markets Canada Ltd. (the "Lead Underwriter") and including Canaccord Financial Ltd. (together with the Lead Underwriter, the "Underwriters"). In connection with the Offering, the Underwriters received a cash commission equal to 4.5% of the total gross proceeds raised in the Offering and an aggregate of 947,325 compensation options, each of which is exercisable to purchase one Unit of the Issuer at the offering price of $1.05 per Unit until July 26, 2011.

Proceeds from the Offering will be used for exploration of the Cordillera del Condor Gold District in northern Peru and for general working capital and corporate purposes.

The securities issued pursuant to the Offering are subject to a hold period that will expire on May 27, 2010. The Offering has received conditional TSX Venture Exchange (“TSXV”) acceptance but remains subject to final TSXV approval.

As previously announced, the Issuer is conducting a concurrent non-brokered private placement of up to 4,761,904 additional units for aggregate gross proceeds of up to $5,000,000 on the same terms as the Units to be issued pursuant to the Offering.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any State Securities Laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in the United States.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated property acquisitions, exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Issuer’s ability to obtain any necessary permits, consents or authorizations required for its activities, the Issuer’s ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its U.S. public disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith Henderson, President & CEO

Business Telephone No.:  (604) 408-7488

Item 9.	Date of Report

January 27, 2010